Exhibit 3.17

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

Guitar Center Gift Card Company, LLC

A Virginia Limited Liability Company

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
Guitar Center Gift Card Company, LLC

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of Guitar Center Gift Card Company, LLC (the “Company”) is effective as of August     , 2004.

1.                             Formation of Limited Liability Company. Guitar Center, Inc. (the “Member”) hereby forms the Company as a limited liability company pursuant to the provisions of the Virginia Limited Liability Company Act (the “Act”), Title 13.1, Chapter 12, §§ 13.1-1000 et seq., as it may be amended from time to time, and any successor to such statute. The rights and obligations of the Member and the administration and termination of the Company shall be governed by the Agreement and the Act.

2.                             Name. The name of the Company shall be “Guitar Center Gift Card Company, LLC”.

3.                             Members. Guitar Center, Inc is the sole and managing member of the Company.

4.                             Purpose. The purpose of the Company is to engage in any and all other lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

5.                             Other Business Ventures. The Member may engage in or possess any interest in other business ventures of every nature and description, independently or with others, whether existing as of the effective date hereof or hereafter coming into existence; and the Company shall not have any rights to any such independent ventures or income derived therefrom.

6.                             Registered Agent and Principal Office. The registered office and registered agent of the Company in the Commonwealth of Virginia shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be c/o Guitar Center, Inc., 5795 Lindero Canyon Road, Westlake Village, California 91362.

7.                           Term of Company. The Company shall commence on the date a Certificate of Organization (the “Certificate”) is issued by the State Corporation Commission of Virginia and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

8.                           Management of the Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the managing member. The Member may appoint a President and one or more Vice Presidents and such other officers of the Company (the “Officers”) as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company. The Officers shall serve at the pleasure of the Member. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be a Member. Such Officers shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the Commonwealth of Virginia.

9.                             No Personal Liability of the Member. Notwithstanding any inferences to the contrary in this Agreement, the undersigned Member (in its capacity as the Member of the Company) will not be personally liable for losses, costs, expenses, liabilities, or other obligations of the Company under any circumstances.

10.                       Indemnification. The Member will be indemnified and held harmless by the Company from any and all claims, demands, liabilities, costs, expenses, damages, and causes of action, of any nature whatsoever, arising out of or incidental to the management and supervision of the Company, except where the claim at issue is based upon gross negligence or willful breach of any material provision of this Agreement by the Member. Indemnification shall include payment of (i) reasonable attorneys’ fees or other expenses incurred in connection with settlement or in any finally adjudicated legal proceeding; and (ii) the removal of any liens affecting any property of the indemnitee. The indemnification rights are cumulative with all other rights, remedies, and recourses to which the Member is entitled, pursuant to this Agreement or other laws of the Commonwealth of Virginia. All rights of the Member to indemnification shall survive the dissolution of the Company and/or the withdrawal or bankruptcy of the Member. The indemnification and other provisions will apply equally to any person or other entity duly authorized by the Member to act on behalf of the Company and who acts in good faith and within the scope of his or her authority, but shall not apply to acts or omissions that are attributable to gross negligence or willful breach of any material provision of this Agreement.

11.                       Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.

12.                       Capital Accounts. A capital account shall be maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

13.                       Books and Records. The Company will keep at its principal office and at such other offices (either within or outside the Commonwealth of Virginia) as the Member shall deem advisable (i) records setting forth a current list of the full name and last known address of each member; (ii) a copy of the Articles of Organization and this Agreement and all amendments thereto; (iii) copies of the Company’s federal, state, and local income tax returns and personal property or intangible property tax returns, if any, for the three most recent fiscal years or other periods; (iv) copies of any financial statements of the Company for the three most recent fiscal years or other periods; and (v) any other information or records required by the Act. Any member or duly authorized representative will have access to the records of the Company and the right to inspect and copy them, provided such request is reasonable, is done at reasonable hours and is done at such member’s personal expense.

14.                       Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

15.                       Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

16.                       Governing Law. This Agreement shall be considered the “Operating Agreement” of the Company within the meaning of § 13.1-1023 of the Act. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act, such mandatory provisions shall be controlling, but in all other respects this Agreement shall control. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to otherwise governing principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned Member has executed this Limited Liability Company Operating Agreement as of August     , 2004.

GUITAR CENTER, INC.

By:	/s/ Bruce L. Ross
Bruce L. Ross
Executive Vice President and CFO